[LOGO OF JOHN HANCOCK]   Variable Life Insurance Company     [John Hancock Place
                                                             Boston, Mass  02117
                                                                  1-800-741-8184
                                                                   jhancock.com]

The John Hancock Variable Life Insurance Company ("the Company") agrees to provide the benefits, rights and privileges as stated in this contract. Benefits available under this contract are not less than those required by any statute of the state in which this contract is delivered.

If this contract is in force on the Date of Maturity, we will pay an Annuity to the Annuitant, unless otherwise directed by the Owner. Each Annuity payment will be determined in accordance with the "Conversion" provision of this contract. Unless otherwise elected, Annuity payments will be payable at monthly intervals for a period of 10 years and as long thereafter as the Annuitant lives. The Annuity payments will not decrease if the annual effective rate of investment return earned on assets of the Variable Investment Options is at least 3.5% (unless otherwise elected) after deductions made directly to such Variable Investment Options of .65% per annum.

By notice satisfactory to us, the Owner may elect the Date of Maturity at any time, provided the Date elected is not later than the Annuitant's 95th birthday without our prior approval. If no other election is made, the Date of Maturity will be the Annuitant's 95th birthday.

A Death Benefit will be payable if the Annuitant's death occurs before the Date of Maturity and before the Surrender Date, as stated in the "Death Benefit" and other contract provisions. We are issuing this contract in consideration of payment of premium.

Right to Cancel - The Owner may surrender this contract by delivering or mailing it to the Company at its Servicing Office (or, if applicable, to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of this contract. Receipt by the Owner of this contract will be deemed to occur (i) on the date the Company sends an electronic mail message ("e-mail") to the Owner's address as provided confirming that this contract is available to be viewed on the website used by the Company for document delivery or (ii) if applicable, on the fifth day after this contract has been placed in the U.S. Mail, first class postage prepaid, addressed to the Owner. Upon exercise of this Right to Cancel, We will refund the sum of (i) the Accumulated Value at the end of the Valuation Period immediately preceding cancellation notice and (ii) the sum of all charges made with respect to this contract. Any Premium(s) received during this Right to Cancel period will be allocated to the Money Market Variable Investment Option.

Signed for the Company at Boston, Massachusetts.

/s/ Michelle G. Vanleer                              /s/ Peter Scavongelli
    -------------------                                  -----------------
     President                                                Secretary

Flexible Premium Variable Deferred Annuity

Nonparticipating

Initial premium is shown in Section 1.

This form is a legal contract between the Applicant and the Insurer. Read this contract carefully.

THE BENEFITS, PAYMENTS AND ACCUMULATED VALUE UNDER THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VALUES OF THE VARIABLE INVESTMENT OPTIONS MAY INCREASE OR DECREASE. SEE SECTION 8 FOR DETAILS.

     00DVA                                                           VA0100

                               CONTRACT PROVISIONS


Numerical Guide

Section

1.   Contract Specifications

2.   Definitions

3.   Owner, Beneficiary

4.   The Contract

5.   Payment of Premiums

6.   Investment and Variable Investment Option Transfers

7.   Accumulation

8.   Accumulation Unit and Annuity Unit Valuation

9.   Death Benefit

10.  Premium Taxes

11.  Withdrawals

12.  Surrender Provision

13.  Conversion

14.  Settlement Provisions

15.  Proof Required for Payment

16.  Misstatements

17.  Incontestability

18.  Assignment

19.  Claims of Creditors

20.  Right to Make Changes

21.  Annual Statement

22.  Miscellaneous

     2                                                               VA0200

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1. CONTRACT SPECIFICATIONS
--------------------------------------------------------------------------------


OWNER             John Hancock


ANNUITANT         [John Hancock]


BENEFICIARY  [Dorothy Hancock]


CONTRACT NUMBER  [VA00 000 000]


ISSUE AGE         [35]


DATE OF ISSUE          [November 2, 2000]


DATE OF MATURITY       [November 2, 2060]




INITIAL PREMIUM        [$11,000.00]

SUBSEQUENT PREMIUMS MAY BE PAID IN ACCORDANCE WITH SECTION 5.

     3                                                               VA0300

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2.  DEFINITIONS
--------------------------------------------------------------------------------

"Accumulated Value", unmodified, means the value of this contract on any date prior to the commencement of annuity payments. This value equals the sum of this contract's accumulated values for all Variable Investment Options. The accumulated value for each Variable Investment Option as of any date will equal the number of Accumulation Units for that Variable Investment Option then credited to this contract multiplied by the Accumulation Unit Value for that Variable Investment Option on that date.

"Accumulation Unit" means a unit of measurement used in determining the value of this contract prior to the commencement of life annuity payments. The Accumulation Unit Value for each Variable Investment Option will reflect the investment experience of that Variable Investment Option. It will vary in dollar amount.

"Annuitant" means the person(s) upon whose life this contract is issued. The individual(s) will be designated as such in Section 1 of this contract and defined in Section 3.

"Annuity Unit" means a unit of measurement used in determining the amount of the variable portion of each Annuity payment. The value of an Annuity Unit for each Variable Investment Option will depend on the assumed investment rate and the investment experience of that Variable Investment Option. It will vary in dollar amount.

"Contract Year" means the 12 month period beginning on the Date of Issue and each 12 month period thereafter.

"Date of Maturity" is the date specified in Section 1. This is the date annuity payments under this contract begin. This date may be changed.

"In force" means that the Annuitant is living and the Accumulated Value of the contract has not become payable.

"Measuring Person" means the person on whose life Annuity payments will be based.

"Net Premium" means the premium paid less any applicable taxes based on the amount of premium payment.

"Payment" means, unless otherwise stated, payment at our Servicing Office.

"Fund" means each division of a Trust, which has a specific investment objective.

"Separate Account", unmodified, means a separate investment account, established by us under Massachusetts law, in which you are eligible to invest under this contract.

"Servicing Office" means our administrative office and the designated Internet site the Company maintains to provide contract and other information to you.

"Surrender Date" means the date of receipt of written notice of surrender under
Section 12.

"Trust" means a series type mutual fund registered under the 1940 Act as an open-end diversified management investment company.

"Valuation Date" means any date on which the New York Stock Exchange is open for trading and on which the Fund values its shares.

"Valuation Period" means that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

"Variable Investment Option" means each division of a Separate Account. The assets of each Variable Investment Option are invested solely in shares of the corresponding Fund of a Trust.

"We", "us", "our" refer only to the Company.

"Written notice" means, unless otherwise stated, a written notice received at our Servicing Office.

"You" and "your" refer only to the Owner of this contract.

"1940 Act" means the Investment Company Act of 1940, as amended.

     4                                                               VA0400

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3.  OWNER, BENEFICIARY
--------------------------------------------------------------------------------

The Owner and the Beneficiary will be as shown in Section 1 unless you change them or they are changed by the terms of this provision.

If the Annuitant dies and there is no surviving Beneficiary or surviving Annuitant, you will be the Beneficiary; but if you were the Annuitant, your estate will be the Beneficiary. If the Annuitant dies and there is a surviving Annuitant, the surviving Annuitant becomes the Annuitant.

The Owner shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person except as otherwise provided by this contract or unless you provide otherwise by written notice.

While the Annuitant is alive, you may change the Owner by written notice. You may change the Beneficiary by written notice no later than receipt of the required due proof of the Annuitant's death. A change will take effect upon receipt of notice satisfactory to us. The change will take effect whether or not you or the Annuitant is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we received and filed the notice. If more than one Annuitant is listed on Section 1, the term "Annuitant" as used in this contract shall mean the following:

 .    In relation to the death of the Annuitant or the continuing life of the
     Annuitant, "Annuitant" shall mean the last to die of those individuals listed as Annuitants who have not reached age 95.
 .    In relation to annuitization under Section 13, "Annuitant" shall mean the youngest of the individuals listed as Annuitants who is still alive at any given point in time.

JOINT OWNERS

If joint Owners are elected, each joint Owner will be considered the primary Beneficiary of the other joint Owners. Should another person or entity be designated as Beneficiary, such Beneficiary will be deemed a contingent Beneficiary for all Owners with rights subordinate to the rights of each joint Owner. If the surviving joint Owner, as spouse of the deceased joint Owner, continues the contract in lieu of receiving the Death Benefit, the designated Beneficiary(s) will receive the Death Benefit on the death of the surviving spouse. Signatures of all joint Owners are required for any exercise of ownership rights requiring written notification.

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4.  THE CONTRACT
--------------------------------------------------------------------------------

This contract is an agreement between the Owner and the Company. The entire contract consists of this contract, any riders, and any attachments.

Contract years, contract months and contract anniversaries are measured from the Date of Issue.

Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of this contract.

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5.  PAYMENT OF PREMIUMS
--------------------------------------------------------------------------------

All premium payments shall be made to us at our Servicing Office. Premium payments are subject to the following conditions:

     (a) The minimum initial premium payment must be $5000. Each subsequent premium payment must be at least $100.

     (b) The maximum premium that may be deposited to this contract in any Contract Year is $1,000,000.

     (c) We reserve the right to limit the maximum premium that may be allocated in any Variable Investment Option in any Contract Year.

     (d) No premium payments may be made to this contract after the Annuitant's 85th birthday.

Upon request we will consider waiving any of the above conditions.

     5                                                               VA0500

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6.  INVESTMENT AND VARIABLE INVESTMENT OPTION TRANSFERS
--------------------------------------------------------------------------------

INVESTMENT ALLOCATION

The Net Premium will be allocated to the Variable Investment Options according to the Investment Option then in effect. Allocations of all premiums received during the Right to Cancel period, as described on the cover page of this contract, will be made to the Money Market Variable Investment Option. Thereafter, the Investment Option is that elected by you. You may elect to change the Investment Option. The change will be effective as to the application of any premium made on or after the date of receipt of notice satisfactory to us. The minimum percentage that may be allocated to any Variable Investment Option and the maximum number of Variable Investment Options in which amounts may be held will be subject to our administrative rules in effect at the time of the election. All percentages you elect must be whole numbers.

VARIABLE INVESTMENT OPTION TRANSFERS and RESTRICTIONS

Up to 12 times during each Contract Year, you may transfer amounts among Variable Investment Options by notice satisfactory to us. Such election may be made at any time by notice satisfactory to us. For transfers beyond 12 in any Contract Year, the Company reserves the right impose a transfer charge, not to exceed $25, for each such transfer or to prohibit any such transfer altogether. Options will be effective on the date of receipt of the required notice. The number of Accumulation Units or Annuity Units transferred to or from each Variable Investment Option will reflect the respective values in each Variable Investment Option.

You may not transfer more than $500,000 in a Contract Year from any one Variable Investment Option, without our prior approval.

The Company reserves the right to revise, suspend, or eliminate the transfer privileges described in this section at any time without prior notice. This includes the right, without limitation, to impose a limit on the amount that may be transferred into a Variable Investment Option in any Contract Year.

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7.  ACCUMULATION
--------------------------------------------------------------------------------

PURCHASE OF ACCUMULATION UNITS

The Net Premium will be allocated to each elected Variable Investment Option for investment with other funds in each such Variable Investment Option and applied to the purchase of Accumulation Units to the credit of this contract. The number of Accumulation Units in each Variable Investment Option purchased by each premium payment will be determined by dividing the applicable portion of the Net Premium by the applicable Accumulation Unit Value of the Variable Investment Option on the first Valuation Date which is the same as or next follows the receipt of the premium payment at our Servicing Office.

     6                                                               VA0600

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8.  ACCUMULATION UNITS AND ANNUITY UNIT VALUATION
--------------------------------------------------------------------------------

ACCUMULATION UNIT VALUE

The Accumulation Unit Value is calculated separately for each Variable Investment Option. The value of one Accumulation Unit was set at $10.00 on the date assets were first allocated to each Variable Investment Option. The value of one Accumulation Unit on any Valuation Date thereafter will be determined for each Variable Investment Option by multiplying the immediately preceding Accumulation Unit Value by the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date. On any date other than a Valuation Date, the Accumulation Unit Value will be the same as that on the next following Valuation Date.

ANNUITY UNIT VALUE

The Annuity Unit Value is calculated separately for each Variable Investment Option. The value of one Annuity Unit was set at $1.00 on the date assets were first allocated to each Variable Investment Option. The value of one Annuity Unit on any Valuation Date thereafter will be determined for each Variable Investment Option by multiplying (1) the immediately preceding Annuity Unit Value by (2) the applicable Net Investment Factor for the Valuation Period ending on the Valuation Date reduced by no less than 0.00009425 times the applicable Net Investment Factor for each calendar day in the Valuation Period. On any date other than a Valuation Date, the Annuity Unit Value will be the same as that on the next following Valuation Date.

NET INVESTMENT FACTOR

The Net Investment Factor for each Variable Investment Option for any Valuation Period is equal to one plus the applicable net investment rate for such period. A Net Investment Factor may be more or less than one. The net investment rate for each Variable Investment Option for any Valuation Period will be determined by: (1) taking the sum of the accrued investment income and capital gains and losses, realized or unrealized, of the Variable Investment Option for the Valuation Period; (2) subtracting the sum of (i) an amount for any applicable income taxes and (ii) an amount for mortality and expense risks and administrative expenses computed by multiplying an amount not to exceed [0.00001781] times the value of the Variable Investment Option at the beginning of the Valuation Period times the number of calendar days in the Valuation Period; and (3) dividing the result by the value of the Variable Investment Option at the beginning of the Valuation Period.

VALUATION OF ASSETS

The values of the assets in the Variable Investment Options shall be determined at a fair value in accordance with applicable law. Liabilities attributable to the Variable Investment Option will be deducted to determine the value of the Variable Investment Option.

ADJUSTMENT OF UNITS AND VALUES

We reserve the right to change the number and value of the Accumulation Units or Annuity Units or both without your consent or the consent of any other person, provided strict equity is preserved and the change does not affect the benefits, provisions or investment return of this contract.

     7                                                               VA0700

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9.  DEATH BENEFIT
--------------------------------------------------------------------------------

If the Annuitant dies before the Date of Maturity, we will pay the Death Benefit to the Beneficiary. The Death Benefit will equal the greater of: (i) the Accumulated Value as of the date of receipt of due proof of the Annuitant's death; and (ii) the amount of the premiums paid less the amount of all withdrawals made, if any. Notwithstanding any of the above, the following will apply upon the death of the Owner or of any joint Owner, if this contract has not already been converted into an annuity in accordance with Section 13:

     (i) If the Beneficiary is the spouse of the Owner, the Beneficiary may continue this contract in force as Owner.

     (ii) If the Beneficiary is not the spouse of the Owner, or if the Beneficiary is the spouse of the Owner but does not choose to continue this contract, we will pay the Death Benefit (or the Accumulated Value if the Owner is not the Annuitant) in full to the Beneficiary within 5 years of the Owner's death or apply the Accumulated Value in full towards the purchase of a life annuity on the Beneficiary with payments beginning within 1 year of the Owner's death.

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10.  PREMIUM TAXES
--------------------------------------------------------------------------------

A deduction for a premium tax or a similar tax will be made either from premiums or from the Accumulated Value if and when we incur such a tax. However, if premium taxes or similar taxes are incurred by us at the time premiums are paid and we decide to defer the deduction for such taxes by waiving the deduction in accordance with the immediately preceding sentence then a deduction will be made upon any withdrawal under Section 11 and either on the Surrender Date, the Date of Maturity, or the date of payment of the Death Benefit. Such deduction will be equal to the tax percentage multiplied by (i) in the case of withdrawals, the withdrawal amount requested, (ii) in the case of surrender or annuitization, the Accumulated Value as of the Surrender Date or the Date of Maturity as the case may be, or (iii) in the case of death, the Death Benefit as of the date of receipt of due proof of the Annuitant's death. The "tax percentage" is equal to the percentage of premium which the premium tax or similar tax in question constitutes.

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11. WITHDRAWALS
--------------------------------------------------------------------------------

Subject to the limits described in this Section, you may request a withdrawal of less than the Accumulated Value. We will pay the requested amount on receipt of notice acceptable to us while this contract is in force. The amount of the withdrawal will then be deducted from the Accumulated Value. Unless otherwise instructed, we will withdraw the amount requested on a pro-rata basis from each Variable Investment Option. Without our prior approval, we will not permit a withdrawal of less than $300 nor will we permit a withdrawal if the Accumulated Value after such requested withdrawal would be less than $1,000. You may not withdraw amounts after the Date of Maturity.

We may defer the payment of any withdrawal in the same manner as described in the Surrender Provision.

     8                                                               VA0800

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12. SURRENDER PROVISION
--------------------------------------------------------------------------------

Upon receipt of notice from you before the Annuitant's death and before the commencement of Annuity payments, we will surrender this contract and pay the Accumulated Value. Such notice must be in a form satisfactory to us. We will pay any Accumulated Value from the Variable Investment Options within 7 days (plus any period of extension under the applicable laws, rules and regulations governing the redemption of variable annuities) after the date of receipt of the written notice unless a different method of settlement is mutually agreed upon, in writing, between you and us.

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13.  CONVERSION
--------------------------------------------------------------------------------

CONVERSION OF ACCUMULATION UNITS TO ANNUITY UNITS

On the Date of Maturity or other date elected under Section 14 for commencement of annuity payments, the Accumulation Units credited to this contract will be converted into Annuity Units. Annuity payments will then commence subject to the limitations specified in Section 14 and all other applicable provisions. The number of Annuity Units credited to each Variable Investment Option will be determined by: (1) multiplying the number of Accumulation Units credited to that Variable Investment Option on the date of conversion by the Accumulation Unit Value for the Variable Investment Option as of the Date of Maturity or other date elected under Section 14 for commencement of annuity payments; (2) subtracting any applicable premium tax; (3) dividing the resulting value by 1,000; (4) multiplying the value from (3) by the applicable factor from the Table of First Variable Annuity Payment Factors in Section 14 for the option elected, or if no option is elected the applicable factor for Option A (Variable) with a guaranteed period of ten years, to determine that Variable Investment Option's portion of the variable portion of the first monthly annuity payment, and (5) dividing the value from (4) by the Annuity Unit Value for the Variable Investment Option as of the Date of Maturity or other date elected under Section 14 for commencement of annuity payments.

VARIABLE ANNUITY PAYMENTS

The amount of the monthly annuity payment due on the first payment date is equal to the sum of the portions for each Variable Investment Option determined as described in the preceding paragraph. The amount of any monthly annuity payment subsequent to the first will be determined by adding together for each Variable Investment Option the product of the number of Annuity Units credited to the Variable Investment Option and the Annuity Unit Value for the Variable Investment Option on the monthy anniversary of the Date of Maturity or other date elected under Section 14 for commencement of annuity payments. We guarantee that the Annuity Unit Values used in determining annuity payments will not be affected by variations in our mortality experience or our actual expenses from those assumed.

     9                                                               VA0900

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14.  SETTLEMENT PROVISIONS
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ANNUITY ON DATE OF MATURITY

We shall make the annuity payments automatically as a Life Annuity with Payments for a Guaranteed Period of 10 Years in accordance with the provisions of Option A unless another option is elected. We shall determine the amounts of the annuity payments in accordance with the provisions of this Section and Section
13. Amounts in the Variable Investment Options will be used to provide variable benefits.

If the amount of the first monthly annuity payment would be less than $20, we will make a single payment equal to the Accumulated Value on the Date of Maturity. This single payment shall be in place of all other benefits provided by this contract. If the amount of the first monthly annuity payment would be at least $20 but less than $50, we may make payments at quarterly, semi-annual or annual intervals.

OPTIONAL METHODS OF SETTLEMENT

In place of (i) the annuity on the Date of Maturity specified in the first sentence of this Section 14 or (ii) a single payment in case of death prior to the date annuity payments commence or (iii) a single payment in case of surrender which occurs at least 6 months after the date the first premium is applied to this contract, proceeds payable under this contract may be left with us in accordance with one of the optional methods of settlement then available for contracts of this type and the terms of a supplementary agreement to be issued when the option becomes effective, but only if (i) such proceeds are in an amount of $5,000 or more and (ii) the amount of the first monthly annuity payment would be $50 or more. The following settlement options will always be available.

Option A- Life Annuity on a Variable Basis with Payments for a Guaranteed Period of 5, 10, or 20 Years. If the Measuring Person's death occurs within the guaranteed period, payments will be made for the remainder of the guaranteed period in accordance with the terms of the supplementary agreement.

Option B- Life Annuity on a Variable Basis Without Further Payment on Death of the Measuring Person. You may elect an option by notice satisfactory to us before the death of the Annuitant and before the commencement of annuity payments. If you have made no election before the death of the Annuitant, the Beneficiary may make an election by written notice before the proceeds become payable.

ANNUITY PAYMENT AND OPTION LIMITATIONS

While the Annuitant is living (i) the Measuring Person will be the Annuitant;
(ii) the Payee will be the Annuitant unless otherwise directed by you; and (iii) the Contingent Payee will be the Beneficiary unless otherwise provided by notice satisfactory to us.

If the Annuitant dies and Death Benefit proceeds are left with us in accordance with a settlement option election (i) the Measuring Person will be the Beneficiary; (ii) the Payee will be the Beneficiary unless otherwise designated in the election; and (iii) the Contingent Payee will be the person or persons so designated in the election and in accordance with the terms of the supplementary agreement.

Other options may be available and may require our consent if the proceeds are payable to an executor, administrator, trustee, corporation, partnership or association. If the Owner of this contract dies on or after annuity payments have begun, any remaining benefit under such annuity on the date of the Owner's death must be paid out at least as rapidly as under the method of making annuity payments then in effect.

FIRST VARIABLE ANNUITY PAYMENT FACTORS

The Table of First Variable Annuity Payment Factors in this Section 14 shows the amount of the first monthly annuity payment under Option A and Option B for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table with mortality and age adjustments and annual effective interest at the rate of 3 1/2%. The amount of the first payment will depend on the sex and adjusted age of the Measuring Person. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

     10                                                              VA1000

TABLE OF FIRST VARIABLE ANNUITY PAYMENT FACTORS
Monthly life annuity with payments on a variable basis for each $1,000 applied.

--------------------------------------------------------------------------------

     Adjusted                             Option A                                  Option B
 Age of Measuring                Life Annuity with Payments                   Life Annuity Without
Person on Birthday                 for a Guaranteed Period                     Further Payment on
   Nearest Date                    -----------------------                           Death
 of First Payment         5 Years         10 Years       20 Years             of Measuring Person
 ----------------         -------         --------       --------             -------------------
                       Male   Female   Male   Female   Male   Female             Male    Female
                       ----   ------   ----   ------   ----   ------             ----    ------
        55             4.50    4.13    4.46    4.11    4.32    4.05              4.51     4.13
        56             4.58    4.19    4.54    4.18    4.38    4.10              4.59     4.20
        57             4.67    4.26    4.62    4.24    4.44    4.16              4.68     4.27
        58             4.76    4.33    4.71    4.31    4.50    4.22              4.78     4.34
        59             4.86    4.41    4.80    4.39    4.57    4.28              4.88     4.42
        60             4.96    4.49    4.90    4.46    4.63    4.35              4.98     4.50
        61             5.08    4.58    5.00    4.55    4.70    4.41              5.10     4.59
        62             5.20    4.67    5.11    4.64    4.77    4.48              5.22     4.69
        63             5.32    4.77    5.23    4.73    4.84    4.55              5.36     4.79
        64             5.46    4.88    5.35    4.83    4.91    4.62              5.50     4.89
        65             5.61    4.99    5.47    4.94    4.97    4.69              5.65     5.01
        66             5.76    5.11    5.61    5.05    5.04    4.77              5.81     5.13
        67             5.93    5.24    5.74    5.17    5.11    4.84              5.99     5.27
        68             6.10    5.38    5.89    5.29    5.17    4.92              6.17     5.41
        69             6.29    5.53    6.04    5.43    5.24    5.00              6.37     5.56
        70             6.49    5.69    6.20    5.57    5.30    5.07              6.59     5.73
        71             6.69    5.86    6.36    5.72    5.35    5.15              6.81     5.91
        72             6.91    6.05    6.52    5.88    5.41    5.22              7.05     6.10
        73             7.14    6.25    6.69    6.04    5.46    5.29              7.31     6.32
        74             7.39    6.46    6.87    6.22    5.50    5.35              7.58     6.55
        75             7.65    6.70    7.05    6.40    5.54    5.41              7.88     6.79
        76             7.92    6.94    7.23    6.59    5.58    5.47              8.19     7.06
        77             8.21    7.20    7.41    6.78    5.61    5.52              8.53     7.35
        78             8.52    7.48    7.59    6.98    5.64    5.56              8.90     7.66
        79             8.84    7.78    7.78    7.19    5.67    5.61              9.29     8.00
        80             9.17    8.10    7.96    7.40    5.69    5.64              9.71     8.36
        81             9.52    8.44    8.14    7.61    5.71    5.67              10.16    8.76
        82             9.88    8.81    8.31    7.82    5.73    5.70              10.64    9.20
        83             10.26   9.19    8.48    8.03    5.74    5.72              11.16    9.67
        84             10.65   9.59    8.64    8.23    5.74    5.73              11.71    10.18
      85 and over      11.05   10.02   8.79    8.42    5.75    5.74              12.30    10.74


     11                                                              VA1100

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15.  PROOF REQUIRED FOR PAYMENT
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Before making the first annuity payment, we shall have the right to require proof of the correct age of the Measuring Person. We shall also have the right to require proof that the Measuring Person is living on the date each annuity payment is due.

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16.  MISSTATEMENTS
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If the age or sex of the Measuring Person has been misstated, we will adjust the amount of each Annuity payment and every other benefit to that which the premium paid would have purchased at the correct age and sex. Any overpayment will be repaid to us. If it is not repaid, we will deduct the overpayment from future payments we make under this contract. Any underpayment will be added to future payments we make under this contract. Interest will be paid on any overpayment or underpayment at a rate equal to the greater of (i) the rate required by law; and (ii) the rate declared by us.

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17.  INCONTESTABILITY
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This contract shall be incontestable from its Date of Issue.

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18.  ASSIGNMENT
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This contract may not be sold, assigned, discounted or pledged as loan collateral, security for the performance of an obligation, or for any other purpose without our consent.

If this contract is issued in a tax qualified plan, this contract is subject to assignment restrictions for Federal Income Tax purposes. In such event, this contract shall not be sold, assigned, discounted, or pledged loan collateral, security for the performance of an obligation or for any other purpose, to any person other than us.

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19.  CLAIMS OF CREDITORS
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The proceeds and all other payments under this contract will be exempt from the claims of creditors to the extent permitted by law. The proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

     12                                                              VA1200

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20.  RIGHT TO MAKE CHANGES
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We reserve the right to make certain changes if, in our judgment, they would best serve the interest of the owners of contracts such as this or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

If any changes result in a material change in the underlying investment of Variable Investment Options, to which any amounts for this contract are allocated, we will notify you of such change. You may then make a new election under the Investment and Variable Investment Option Transfer and Restrictions provision.

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21.  ANNUAL STATEMENT
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We will furnish you with reports annually, or more frequently, as required by applicable law. They will include: (i) a statement of the investments held in each Fund; and (ii) a statement of the condition and value of this contract which will show the number of Accumulation Units, if any, credited to each Variable Investment Option, the value of each Accumulation Unit, and the Accumulated Value of this contract.

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22.  MISCELLANEOUS
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If the Accumulated Value of this contract becomes zero, we reserve the right to terminate this contact.

Under applicable law, all income, gains and losses, realized or unrealized, of the Separate Accounts shall be credited to or charged against the amounts placed in the Separate Accounts without regard to our other income, gains and losses. The assets of the Separate Accounts are owned solely by us. We are not a trustee with respect to any part or the whole of those assets. The portion of the assets in the Separate Accounts equal to the reserves and other liabilities under this contract with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business we may conduct.

In place of operating each Separate Account as a unit investment trust, we reserve the right to make investments directly, operating the Separate Account as a "management-type investment company" under the 1940 Act, or in any other form permitted by law, the investment adviser of which would be us or an affiliate. The Separate Account assets would be invested as provided with respect to the investment objectives of the Separate Account.

     13                                                              VA1300

Communications about this contract should be sent to the Company at its Servicing Office.

Flexible Premium Variable Deferred Annuity -- monthly Annuity payable to Annuitant beginning on Date of Maturity for a guaranteed period of 10 years and thereafter for life, unless otherwise elected.

Nonparticipating

Initial premium is shown in Section 1.

THE BENEFITS, PAYMENTS AND ACCUMULATED VALUE UNDER THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VALUES OF THE VARIABLE INVESTMENT OPTIONS MAY INCREASE OR DECREASE.

     00DVA                                                           VABP00